Exhibit 15.2

12341 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this annual report of Erayak Power Solution Group Inc. (the “Company”) on Form 20-F of our report dated April 29, 2026, with respect to the consolidated balance sheets of Erayak Power Solution Group Inc. as of December 31, 2024, and the related consolidated statements of operation and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the financial statements), which appears in form 20-F. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement..

Fortune CPA Inc.,

Garden Grove, CA

April 29, 2026